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                                EXHIBIT 3.160.2

                            CERTIFICATE OF FORMATION

                                       OF

                   PAXSON COMMUNICATIONS LICENSE COMPANY, LLC


1. NAME

     The name of the limited liability company is Paxson Communications License Company, LLC (the "LLC").

2. REGISTERED OFFICE AND AGENT

     The address of the LLC's registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of the LLC's registered agent at such address is The Corporation Trust Company.

3. AUTHORIZED PERSON

     The name and address of the authorized person is Jiwon Park, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036. The powers of the authorized person shall terminate upon filing of this Certificate of Formation.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Paxson Communications License Company, LLC, this 29th day of April, 1998.




                                    By:  /s/ Jiwon Park
                                    -------------------
                                    Jiwon Park
                                    Authorized Person


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